Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
STAAR Surgical Company
Monrovia, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-111154 and No. 333-60241 and Forms S-3 No. 333-148902, No. 333-143131, No. 333-124022, No. 333-116901, No. 333-111140, and No. 333-106989 of STAAR Surgical Company of our reports dated April 2, 2009, relating to the consolidated financial statements, the effectiveness of STAAR Surgical Company internal control over financial reporting, and financial statement schedule, which appear in this Form 10K. Our report relating to the consolidated financial statements contains an explanatory paragraph relating to the Company’s ability to continue as a going concern.

By:	/s/ BDO Seidman, LLP
Los Angeles, California
April 2, 2009